FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, dated as of the 9th day of March, 2016, to the Distribution Agreement dated as of September 17, 2010 (the “Agreement”) is entered into by and between Advisors Series Trust, a Delaware statutory trust (the “Trust”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor.”)

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein; and

WHEREAS, the parties to the Agreement desire to amend the listed series of the Trust to add the Aasgard Dividend Growth Small and Mid Cap Fund.

NOW THEREFORE, pursuant to Section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A is hereby superseded and replaced with the Amended Exhibit A attached hereto

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ADVISORS SERIES TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/ Douglas G. Hess	By: /s/ James R. Schoenike

Print Name: Douglas G. Hess	Print Name: James R. Schoenike

Title: President	Title: President

Exhibit A
to the
Distribution Agreement

Fund Names

Separate Series of Advisors Series Trust

Name of Series	Date Added
Meydenbauer Dividend Growth Fund	on or after September 17, 2010
Aasgard Dividend Growth Small and Mid Cap Fund	on or after March 9. 2016